Exhibit 10.17

FORM OF AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) dated as of [    ], is by and between Enanta Pharmaceuticals, Inc. (“Employer”), 500 Arsenal Street, Watertown, MA 02472, and [    ] (“Employee”).

RECITALS:

A. Employer and Employee are parties to a [    ] Agreement dated as of [    ] (the “Prior Agreement”) and, pursuant to Section [-] of the Prior Agreement, wish to amend and restate such Prior Agreement, effective upon closing of a Qualifying Public Offering (as defined in Employer’s Certificate of Incorporation) (the date of such closing being the “Effective Date” of this Agreement).

B. Employee is willing to continue to serve as [    ] of Employer, and Employer desires to continue to retain Employee in such capacity, after the Effective Date on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto enter into this Agreement and agree as follows:

1.	EMPLOYMENT.

(a)	Employer shall continue to employ Employee as its [ ]. Employee accepts and agrees to continue such employment.

(b)	Employee shall, during the term of his employment hereunder, devote substantially all of his full working time, energies and attention to the duties of his employment, as they may be established from time to time by the Board of Directors of Employer (the “Board”) consistent with the position and office occupied by Employee.

(c)	Employee represents and warrants that Employee has executed and delivered to Employer an Employee Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement in the form attached to the Prior Agreement, and that such agreement remains in full force and effect as of the date hereof.

(d)	Subject to paragraph (b) above, it shall not be a violation of this Agreement for Employee to: (i) serve as a director, officer or trustee of any trade association or of any civic, educational or charitable organization, (ii) with prior disclosure to the Board, serve as director of any for-profit corporation that does not compete, directly or indirectly, with Employer, and (iii) manage his and his family’s personal affairs and investments (provided that no such investment may exceed two percent (2%) of the equity securities of any entity without prior notice to the Board and further provided that nothing herein shall limit any investment in an entity whose primary purpose is not the day-to-day operation of a particular business).

2.	COMPENSATION.

(a)	As compensation for the services provided by Employee under this Agreement, Employer will pay Employee a base salary (the “Base Salary”) which at the time of the execution of this Agreement shall be at the annual rate of $[ ], payable in semi-monthly installments on the fifteenth day and the thirtieth day of each month.

3.	BENEFITS.

(a)	Fringe Benefits: Employee shall be entitled to participate in such employee benefit plans and to receive such other fringe benefits as are customarily afforded by Employer to other senior executives of Employer with similar tenure. Employee understands that these employment benefits may be amended, enlarged, diminished or terminated by Employer from time to time.

(b)	Equity Awards:

(1) Employee shall be eligible for equity grants under the Company’s equity incentive plans offered by the Employer from time to time during the term of Employee’s employment.

(2) Pursuant to the prior action of the Compensation Committee of the Board of Directors of Employer, all options to purchase Employer’s Common Stock granted to Employee prior to November 7, 2012, and all restricted stock of Employer granted to or purchased by Employee prior to that date shall become, immediately upon a Change of Control, fully vested, exercisable and free of all restrictions other than those imposed by the Securities Act of 1933, as amended. All options to purchase Employer’s Common Stock granted to Employee on or after November 7, 2012, and all restricted stock of Employer granted to or purchased by Employee on or after that date shall become, immediately upon a Change of Control Covered Termination, fully vested, exercisable and free of all restrictions other than those imposed by the Securities Act of 1933, as amended.

(c)	Performance Bonus: Employee will be eligible for a performance bonus of up to [ %] of his Base Salary based on specific individual and corporate objectives set by the Board or its Compensation Committee, with the Compensation Committee to determine after the end of the fiscal year whether such objectives have been achieved and whether any bonus is payable. Any bonus payable as a performance bonus shall be paid in a lump sum no later than the March 15 immediately following the end of the fiscal year for which it is payable.

(d)	Vacation. Employee shall be entitled to three (3) weeks of paid vacation per year so long as the absence of Employee does not interfere in any material respect with the performance by Employee of Employee’s duties hereunder. Employee will use all reasonable efforts to schedule vacation periods to minimize disruption of Employer’s business. Employee shall be eligible for additional vacation consistent with the policies of Employer applicable to other senior executives of Employer with similar years of service.

4.	TERM/TERMINATION.

(a)	Employee’s employment under this Agreement shall be for an unspecified term on an “at will” basis. Either Employer or Employee may terminate this Agreement at any time and for any reason; provided, however, that Employee gives at least 30 days prior notice of any termination by Employee.

5.	SEVERANCE BENEFITS.

(a)	Definitions.

(1) “Cause” shall mean a vote of the Board resolving that Employee should be dismissed as a result of: (i) the commission of any act by Employee constituting financial dishonesty against Employer (which act would be chargeable as a crime under applicable law); (ii) Employee’s engagement in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, is reasonably likely to: (A) materially adversely affect the business or the reputation of Employer with its current or prospective customers, suppliers, employees, lenders and/or other third parties with whom it does or might do business, or (B) negligently expose Employer to a risk of civil or criminal legal damages, liabilities or penalties; or (iii) the repeated failure by Employee to follow the directives of the Board. Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (iii) unless the conduct described in such clause has not been cured within thirty (30) days following Employee’s receipt of written notice from the Board specifying the particulars of the conduct constituting Cause.

(2) “Change of Control” shall mean any of the following events and shall be deemed to have occurred at any of the following times: (i) upon the acquisition (other than by Employer) by any person, entity or “group,” within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, Employer or its affiliates, or any employee benefit plan of Employer or its affiliates which acquires beneficial ownership of voting securities of Employer), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then-outstanding shares of common stock or the combined voting power of Employer’s then-outstanding voting securities entitled to vote generally in the election of directors, provided that the foregoing shall not include the issuance and sale of capital stock to new investors in a capital raising transaction; (ii) at the time the individuals who, as of the Effective Date constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that, any person becoming a director subsequent to the Effective Date whose election, or nomination for election by Employer’s stockholders, was approved either (A) by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the members of the Board of Directors of Employer, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (B) by Employer’s stockholders having as of the Effective Date, the right to designate a director to be elected to the Incumbent Board, in either case, shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (iii) immediately prior to the consummation by Employer of a reorganization, merger or consolidation (in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then-outstanding voting securities); or (iv) immediately following a sale of all or substantially all of the assets of Employer.

(3) “Constructive Termination” shall mean Employee voluntarily terminates employment following a Change of Control after any of the following are undertaken without Employee’s express written consent: (i) the assignment to Employee of any duties or responsibilities which results in a significant diminution in Employee’s function as in effect immediately prior to the effective date of the Change of Control; (ii) a reduction by Employer in Employee’s annual Base Salary, as in effect on the effective date of the Change of Control or as increased thereafter; (iii) any failure by Employer to continue in effect, or the taking of any action by Employer that would in any material respect adversely affect Employee’s participation in or reduce Employee’s benefits under, any benefit plan or program, including fringe benefits, incentive plans and plans with respect to the receipt of securities of Employer, in which Employee is participating immediately prior to the effective date of the Change of Control (hereinafter referred to as “Benefit Plans”); provided, however, that a “Constructive Termination” shall not exist under this paragraph following a Change of Control if Employer offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans; (iv) a relocation of Employee’s business office, or a relocation of Employer’s principal executive offices if Employee’s principal business office is at such offices, to a location more than thirty (30) miles from the location at which Employee was performing duties immediately prior to the effective date of the Change of Control, except for required travel on Employer’s business to an extent substantially consistent with Employee’s business travel obligations immediately prior to the effective date of the Change of Control; or (v) any failure by Employer to obtain the assumption of this Agreement by any successor or assign of Employer.

(4) “Change of Control Covered Termination” shall mean an Involuntary Termination without Cause occurring within twelve (12) months following the effective date of a Change of Control or a Constructive Termination occurring within twelve (12) months following the effective date of a Change of Control.

(5) “Employer” shall mean Enanta Pharmaceuticals, Inc. or, following a Change of Control, the surviving entity resulting from such transaction.

(6) “Involuntary Termination without Cause” shall mean Employee’s dismissal or discharge other than for Cause. The termination of Employee’s employment as a result of Employee’s death or disability will not be deemed to be an Involuntary Termination without Cause.

(7) “Termination for Good Reasons” shall mean Employee voluntarily terminates employment after the assignment to Employee of any duties or responsibilities which results in a significant diminution in Employee’s function as in effect on the Effective Date.

(b) Change of Control Covered Termination. Notwithstanding Section 4(a) above, if Employee’s employment terminates due to a Change of Control Covered Termination, Employee shall be entitled to receive the following: (i) a lump sum payment to be paid on his last day of employment equal to the higher of twelve (12) months of his then current Base Salary, or twelve (12) months of his Base Salary immediately prior to the effective date of the Change of Control; provided that such amount shall be subject to all required tax withholding; (ii) a lump sum payment to be paid on his last day of employment equal to one hundred percent (100%) of the target annual bonus for the period in which his employment is terminated; and (iii) provided that

Employee elects continued coverage under federal COBRA law, Employer shall pay the premiums of Employee’s group health and dental insurance coverage, including coverage for Employee’s eligible dependents for a maximum period of twelve (12) months following the effective date of the Change of Control Covered Termination; provided however that Employer shall pay such premiums for Employee’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the effective date of the Change of Control Covered Termination; and provided further, that Employer shall be relieved of its obligation under this Section 5(b)(iii) as of the effective date of Employee’s coverage by a health insurance plan of a subsequent employer.

(c) Involuntary Termination without Cause. Notwithstanding Section 4(a) above, in the event that Employee’s employment terminates due to either an Involuntary Termination without Cause that is not a Change of Control Covered Termination or a Termination for Good Reason, Employee shall be entitled to receive the following: (i) a lump sum payment to be paid on his last day of employment equal to six (6) months of his then current Base Salary; provided that such amount shall be subject to all required tax withholding; and (ii) provided that Employee elects continued coverage under federal COBRA law, Employer shall pay the premiums of Employee’s group health and dental insurance coverage, including coverage for Employee’s eligible dependents for a maximum period of six (6) months following the effective date of his termination; provided however that Employer shall pay such premiums for Employee’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the effective date of the Involuntary Termination without Cause; and provided further, that Employer shall be relieved of its obligation under this Section 5(c)(ii) as of the effective date of Employee’s coverage by a health insurance plan of a subsequent employer.

6.	PARACHUTE PAYMENTS.

(a) In the event that (i) any payment or benefit received or to be received by Employee in connection with a Change of Control or the termination of Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person) (collectively “Parachute Payments”) would not be deductible (in whole or part) as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code) by the Company, an affiliate or other person making such payment or providing such benefit; and (ii) it is determined in good faith by Employer that the net after-tax amount of the Parachute Payments retained by Employee after deduction for any excise tax imposed by Section 4999 of the Code and any federal, state, and local income and employment taxes would not exceed the net after-tax amount of the Parachute Payments retained by Employee after limiting the Parachute Payments to an amount that is 2.99 times the Employee’s “base amount” (as such term is defined by Section 280G of the Code), the Parachute Payments shall be reduced until no portion of the Parachute Payments is not deductible. For purposes of this provision,

(1) no portion of the Parachute Payments the receipt or enjoyment of which Employee shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account;

(2) no portion of the Parachute Payments shall be taken into account which in the opinion of tax counsel selected by Employer or its independent auditors serving as such immediately prior to the Change of Control does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code;

(3) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clauses (1) or (2)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in such clause (2); and

(4) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those Code Sections, or on substantial authority within the meaning of Section 6662 of the Code.

In addition, if any portion of the Parachute Payments are determined not to be deductible by reason of section 280G of the Code, then to the extent reasonably practicable and permitted by applicable law, then, upon the written request of Employee, Employer shall: (i) use all commercially reasonable efforts to obtain stockholder approval in accordance with Section 280G of the Code with respect to any payments or benefits that Employee elects to waive and subject Employee’s right to receive the same to approval thereof by the stockholders of Employer; and (ii) to the extent such approval is not obtained or is not requested, consult with Employee prior to reducing any particular Parachute Payments in order to afford Employee the opportunity to waive other Parachute Payments. Except to the extent prohibited by applicable law, Employer shall honor Employee’s preferences with respect to the order of any such waiver of Parachute Payments to the extent that written notice of such preferences is received by Employer prior to the Change of Control.

7.	INDEMNIFICATION.

Contemporaneous with the Effective Date, Employer will execute and deliver an Indemnification Agreement with Employee in the form customary for a similarly positioned public company, and as approved by the Board.

8.	NO MITIGATION OR OFFSET.

Except as expressly provided in Section 4 above with respect to health insurance, Employee shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, and any such payment will not be reduced in the event such other employment is obtained.

9.	SECTION 409A.

Anything to the contrary notwithstanding, (a) all payments required to be made by Employer hereunder to Employee shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as Employer may reasonably determine it should withhold pursuant to any applicable law or regulation. Notwithstanding anything in the Agreement to the contrary, if Employee is a “specified employee,” as such term is defined in Section 409A(2)(B) of the Code, at the time of his “separation from service” with Employer, and if any payment or benefit to which he shall become entitled under this Agreement would be considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, no distribution may be made of any such payment to Employee and no such in-kind benefits or reimbursement of expenses may be provided to Employee prior to the earlier of (i) the expiration of the six (6) month period following the date of Employee’s “separation from service” (as such term is defined by Section 409A of the Code, and the regulations promulgated thereunder), or (ii) the date of Employee’s death, but only to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code. The payments and benefits to which Employee would otherwise be entitled during the first six (6) months following his separation from service shall be accumulated and paid or provided, as applicable, in a lump sum, on the first payroll date of Employer that is at least six (6) months and one day following Employee’s separation from service and any remaining payments or benefits will be paid in accordance with the normal payment dates specified for them herein. Each payment pursuant to the Agreement that is due at a different time shall be considered to be a separate payment for purposes of Section 409A of the Code.

10.	MISCELLANEOUS.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. This Agreement and the Employee Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement contain the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. Amendments to this Agreement must be made in writing and signed by both parties.

Employer:
ENANTA PHARMACEUTICALS, INC.

By:
Jay R. Luly
Chief Executive Officer

Employee:

[-], individually